Exhibit 99.1

VYNE Reports Positive Preclinical Data for Intra-Articular Injection of

Pan-BET Inhibitor, VYN201, in an In Vivo Model of Rheumatoid Arthritis

•	VYN201 demonstrated statistically significant improvement in treatment response for both endpoints at 1mg/kg and 10mg/kg doses
•	VYN201 also demonstrated numerically superior results at 1mg/kg and 10mg/kg doses compared to leading injectable steroid, dexamethasone, in inhibiting inflammation in arthritic joints of mice
•	Data supports potential broad utility of VYN201 as a potent anti-inflammatory molecule delivered across multiple dosage forms

BRIDGEWATER, N.J., March 30, 2022 -- VYNE Therapeutics Inc. (Nasdaq: VYNE) (“VYNE” or the “Company”), a biopharmaceutical company focused on developing proprietary, innovative, and differentiated therapies for the treatment of immuno-inflammatory conditions, today announced positive preclinical data in a rheumatoid arthritis (“RA”) model from its VYN201 program. The data demonstrated that VYNE’s pan-BET inhibitor VYN201 used as an intra-articular injection resulted in significant inhibition of inflammation in a validated animal model of RA1. The data supports the potential to develop VYN201 as a locally-administered intra-articular treatment for an autoimmune joint disease.

“The data from this preclinical model in rheumatoid arthritis is the latest to demonstrate VYN201’s potential to deliver a potent anti-inflammatory response and supports the potential broad therapeutic profile for VYN201 as a locally-administered pan-BET inhibitor,” said David Domzalski, Chief Executive Officer of VYNE. “We remain on track to initiate a first in-human clinical trial for VYN201 in the second half of this year.”

Anti-Collagen Antibody Induced Mouse Model of RA

RA is a chronic autoimmune and inflammatory disease with an average prevalence of 0.5–1.0% in the population worldwide. RA is characterized by inflammation of the synovial membrane, resulting in progressive cartilage damage and bone erosion. Symptoms of RA most commonly include pain, swelling, redness and stiffness in the affected joints, limiting the range of motion2.

In this validated preclinical model for RA, inflammatory arthritis was induced in BALB/c mice by systemically injecting a mixture of four arthritogenic monoclonal antibodies against collagen II at day 1. In addition, the mice received a lipopolysaccharide injection systemically at day 4 to stimulate an acute systemic inflammatory response. Each treatment group (n=7 per group) was injected with either (i) an intra-articular dose of VYN201 vehicle, (ii) an intra-articular dose of VYN201, (iii) an intra-articular dose of dexamethasone (1mg/kg) or (iv) a systemic dose of dexamethasone (1mg/kg, via intraperitoneal injection). The intra-articular doses were administered on days 0, 3, 6 and 9 while the dexamethasone systemic injections were given daily beginning at day 0 through 11. For the VYN201 treatment groups, four doses of VYN201 were evaluated (at concentrations ranging from 0.01 to 10mg/kg). Each animal treated with the intra-articular injections received the injection in the ankle of one rear paw. The untreated rear paw was assessed to evaluate any potential anti-inflammatory systemic effect. Treatment response was evaluated based on an assessment of paw thickening or swelling (in millimeters) and arthritis scoring based on a five-point composite severity scale of redness, swelling of the ankles and wrists, and paw thickness. Scoring in this model ranges from 0 (normal) to 4 (extensive signs and symptoms of arthritis).

Key findings:

•	Paw Thickening: VYN201 demonstrated marked inhibition of paw thickening at the 1 and 10mg/kg doses. At both doses, the inhibition of paw thickening was statistically significant in the treated paw relative to the untreated rear paw on day 12 (p<0.01).

o	For these VYN201 treatment groups, mean paw thickness at baseline (day 0) was 2.08 mm.

o	For the 10mg/kg dose, the average paw thickness at day 12 was 3.48 mm in the untreated paw versus 2.17 mm in the treated paw, representing a 37.6% reduction.

o	For the 1mg/kg dose, the average paw thickness at day 12 was 2.98 mm in the untreated paw versus 2.18 mm in the treated paw, representing a 26.8% reduction.

o	Results with these two doses were numerically superior to intra-articular dexamethasone and consistent with the systemic dexamethasone treatment.

•	Arthritis Score: Limbs treated with VYN201 at the 1 and 10mg/kg dose levels had an average arthritis score of 0.57 and 0.67, respectively, or near normal. The arthritis score was significantly lower in the treated paw at both doses relative to the non-treated paws on day 12 (p<0.05).

o	At the 10mg/kg dose, the average arthritis score was 0.67 in the treated paw versus 3.33 in the untreated paw, representing a 79.9% reduction.

o	At the 1mg/kg dose, the average arthritis score was 0.57 in the treated paw versus 2.43 in the untreated paw, representing a 76.5% reduction.

o	Limbs treated with intra-articular dexamethasone received an average arthritis score of 1.3, indicating mild symptoms. These animals had signs of redness and swelling of the ankle/wrist or apparent redness and swelling limited to individual digits.

•	Locally Acting Anti-Inflammatory Effect:

o	Demonstrated improvement in signs and symptoms of joint inflammation were observed in the limbs of animals treated with VYN201, and no treatment effect was observed in untreated limbs, suggesting a locally acting anti-inflammatory effect of VYN201. In contrast, animals that received systemic dexamethasone experienced a treatment effect in all limbs.

o	Treatment tolerability was evaluated based on changes in body weight. Animals treated with systemic dexamethasone experienced continued weight loss throughout the study while all other treatment groups experienced improved body weights following recovery from the RA stimulant.

About Bromodomain and Extra-Terminal Domain (BET) Inhibitors

BET proteins play a key role in regulating gene transcription via epigenetic interactions (“reading”), and recent research has determined a key role for these BET proteins in regulating B cell and T cell activation and subsequent inflammatory processes. As epigenetic readers, BET proteins regulate the recruitment of transcriptional factors that are key to the production of several pro-inflammatory cytokines. Inhibiting BET proteins blocks cytokine transcription and therefore may have significant therapeutic potential across a wide variety of immuno-inflammatory/fibrotic and myeloproliferative neoplastic disorders. A locally administered pan-BET inhibitor has the possibility to positively impact diseases involving multiple, diverse inflammatory cell signaling pathways that are active in many immune-inflammatory diseases.

1. Nandakumar KS, Holmdahl R. Collagen antibody induced arthritis. Methods Mol Med. 2007;136:215-23.

2. Guo Q, Wang Y, Xu D, Nossent J, Pavlos NJ, Xu J. Rheumatoid arthritis: pathological mechanisms and modern pharmacologic therapies. Bone Res. 2018 Apr 27;6:15.

About VYNE Therapeutics Inc.

VYNE’s mission is to improve the lives of patients by developing proprietary, innovative, and differentiated therapies for the treatment of immuno-inflammatory conditions. The Company’s unique and proprietary pipeline includes FMX114 for the potential treatment of mild-to-moderate atopic dermatitis, and access to a library of bromodomain & extra-terminal (BET) domain inhibitors licensed from In4Derm Limited. The BET inhibitor platform includes lead programs VYN201 (pan-BETi) and VYN202 (selective-BETi) and access to a library of (BET) domain inhibitors for the potential treatment of immuno-inflammatory conditions.

For more information about VYNE Therapeutics Inc. or its investigational products, visit www.vynetherapeutics.com or follow VYNE on Twitter. VYNE may use its website to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor VYNE’s website in addition to following its press releases, filings with the U.S. Securities and Exchange Commission, public conference calls, and webcasts.

Investor Relations:

John Fraunces

LifeSci Advisors, LLC

917-355-2395

jfraunces@lifesciadvisors.com

Tyler Zeronda
VYNE Therapeutics Inc.
908-458-9106
Tyler.Zeronda@VYNEtx.com

Cautionary Statement Regarding Forward-Looking Statements

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the development of VYNE’s product candidate, VYN201, and other statements regarding the future expectations, plans and prospects of VYNE. All statements in this press release which are not historical facts are forward-looking statements. Any forward-looking statements are based on VYNE’s current knowledge and its present beliefs and expectations regarding possible future events and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially and adversely from those set forth or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the outcome and cost of preclinical and clinical trials for current and future product candidates; determination by the FDA that results from VYNE’s preclinical and clinical trials are not sufficient to support registration or marketing approval of product candidates; adverse events associated with the development of VYNE’s product candidates; the COVID-19 pandemic and its impact on our business operations and liquidity, including our ability to progress a preclinical or clinical trial; the size of the markets in which we compete; the potential patient base and commercial potential of VYNE’s product candidates; risks of potential litigation by third-parties regarding infringement of third-party intellectual property; risks that VYNE’s intellectual property rights, such as patents, may fail to provide adequate protection, may be challenged and one or more claims may be revoked or interpreted narrowly or will not be infringed; risks that any of VYNE’s patents may be held to be narrowed, invalid or unenforceable or one or more of VYNE’s patent applications may not be granted and potential competitors may also seek to design around VYNE’s granted patents or patent applications; competition in the markets in which we compete; inability to raise additional capital on favorable terms or at all; VYNE’s ability to recruit and retain key employees; and VYNE’s ability to stay in compliance with applicable laws, rules and regulations, including Nasdaq’s continued listing rules. For a discussion of other risks and uncertainties, and other important factors, any of which could cause VYNE’s actual results to differ from those contained in the forward-looking statements, see the section titled “Risk Factors” in VYNE’s Annual Report on Form 10-K for the year ended December 31, 2021, as well as discussions of potential risks, uncertainties, and other important factors in VYNE’s subsequent filings with the U.S. Securities and Exchange Commission. Although VYNE believes these forward-looking statements are reasonable, they speak only as of the date of this announcement and VYNE undertakes no obligation to update publicly such forward-looking statements to reflect subsequent events or circumstances, except as otherwise required by law. Given these risks and uncertainties, you should not rely upon forward-looking statements as predictions of future events.